Pricing Supplement Dated May 28, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.75%

Effective Dates:	5-28-2007 through	6-03-2007